Exhibit 10.3

BROKERAGE AGREEMENT

THIS BROKERAGE AGREEMENT ("Agreement") is made this 19th day of March, 2013 by and between F.I.T.T. Energy Products, Inc. ("Company"), having its principal place of business at 26381 Crown Valley Parkway, Suite 230, Mission Viejo, CA 92691, and SummitHill Sales & Marketing, Inc. (the "Broker"), having its principal place of business at 1501 E. Orangethorpe Ave., Suite 240, Fullerton, CA 92381. The Company and Broker are referred to herein individually as a "Party"; collectively, the "Parties").

WHEREAS, the Company manufactures (on an out-source basis) and sells the products listed in Exhibit A ("Products") and desires to secure the services of Broker to negotiate the sale of the Products to customers referred and set-up by Broker ("Broker's Customers") on behalf of Company and for its account under the terms set forth below;

WHEREAS, Broker agrees to negotiate the sale of the product to Broker's Customers on behalf of the Company and for its account under the terms set forth below;

NOW THEREFORE, in consideration of the premises above and mutual promises set forth below, and for other good and valuable consideration and receipt of which is hereby acknowledged, the parties agree as follows:

1.             Representation. The Company agrees to retain Broker as its sole and exclusive sales representative for Broker's Customers and all classes of trade for the products in the territories and/or trade segments listed on Exhibit B. All negotiations conducted by Broker shall be in accordance with the prices, terms, and conditions as specified by the Company. The Company shall have the final right of approval of all sales negotiated by Broker. The Company agrees not to enter into any contract with any other sales representative in the territory specified herein during the term of this Agreement.

2.             Term. This Agreement is effective as of the date first stated above and shall continue in full force from year to year, buy may be terminated by either party with or without cause at any time following the giving of a 30 day written notice of termination.

3.             Commissions. The Company shall pay Broker commission rates listed in Exhibit C on all sales made by Broker to Broker's Customers. Commissions shall be computed on net sales to Broker's Customers, net sales being defined as gross sales less returns and allowances, and will be payable on the last day of each month based on invoices processed during the previous month. The Company shall have full control of and discretion as to the collection, adjustment or compromise of Broker's Customers' accounts receivables and no deduction shall be made against Broker's commissions for such adjustments.

Both Parties understand that the Company may, from time to time, introduce certain discount programs (scandowns, advertising allowances, demonstration programs, free product offerings, etc.) There shall be no deductions made against Broker's commissions for discounts under these types of programs without such deductions being agreed to by both the Company and Broker. For example, if "free product" is shipped at "no charge" to Broker's Customers, commission will be paid on the total value of the product shipped unless the Company and Broker agree to a different commission amount.

4.             Relationship of Parties. This Agreement calls for the performance of the services of Broker as an independent contractor. Nothing in this Agreement shall be construed to (i) give either party the power to direct or control the day to day activities of the other; (ii) constitute the parties as partners; joint ventures, co-owners, or otherwise participants in a joint and common undertaking; or (iii) constitute Broker, its agents or employees as the agents of the Company or to grant them any power or authority to act for, bind or otherwise create or assume any obligation on behalf of the Company for any purpose whatsoever.

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5.             Change in Control. Employer may in the future undergo a Change in Control which is defined as:

(a)                Except as provided by subsection (b) hereof, the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 , as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Employer; or

(b)                Approval by the Board of a reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than (i) a merger or consolidation which would result in the voting securities of the Employer immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of Employer or such other entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of Employer or similar transaction in which no person, entity or group acquires beneficial ownership of 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of Employer outstanding immediately after such merger or consolidation.

In the event there is a Change in Control and this Agreement is terminated, the Company or any successor shall have the obligation to continue to pay Broker commissions for 60 days following the Change in Control. In addition, the Company or its successor will offer Broker the opportunity to interview for the opportunity to provide its services.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY	BROKER

F.1.T.T. ENERGY PRODUCTS, INC.	SUMMITHILL SALES & MARKETING, INC.

By: /s/ Michael R. Dunn	By: Chris Wilesky
Name: Michael R. Dunn	Name: Chris Wilesky
Title: CEO	Title: Co-President

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EXHIBIT A
PRODUCTS

The Company currently offers the following products for sale, each being a 2-ounce "shot".

•                            F.I.T.T. Energy for Life (Original)

•                            F.I.T.T. Energy Extreme for Life

•                            F.I.T.T. Energy Rx for Life

The Company may develop additional products in the future which shall be added to this Agreement upon mutual agreement between the Company and Broker.

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EXHIBIT B

SALES TERRITORIES

Territories covered under this Agreement are listed below:

The Southern California Market, including Clark County, Nevada for all Trade Channels.

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EXHIBIT C

COMMISSION RATES

The Company will pay Broker the following commission rates on all net sales to Broker's Customers:

Initial shipments to Broker's Customers 10% of net sales

All other shipments to Broker's Customers 5% of net sales

For sales through the Company's Distributor(s), The Company currently sells its products to a Distributor who then sells the products to an end-user customer. Distributor will provide the Company with reports ("Distributor Reports") detailing monthly sales, including those to Broker's Customers. The Company will reconcile information on any reports received from the Broker with the Distributor Reports prior to payment of commissions to Broker.

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